EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders

NPS Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statements (Nos. 33-79622, 333-17521, and 333-94269) on Forms S-8 and (Nos. 333-41758, 333-106770 and 333-108612) on Forms S-3 of NPS Pharmaceuticals, Inc. of our report dated February 9, 2004, relating to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and for the period from October 22, 1986 (inception) to December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of NPS Pharmaceuticals, Inc.

Our report refers to a change in the method of amortizing goodwill and intangible assets in 2002.

/s/ KPMG LLP

Salt Lake City, Utah

February 9, 2004